Exhibit (m)(a)

TRANSAMERICA PARTNERS FUNDS GROUP II

PLAN OF DISTRIBUTION PURSUANT TO

RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

Schedule A

May 1, 2017

Fund	Class (If Applicable)	Service and Distribution /fee: Calculated at an Annual Rate
Transamerica Partners Institutional Balanced	N/A	0.25% of average daily net assets
Transamerica Partners Institutional Government Money Market	N/A	0.25% of average daily net assets
Transamerica Partners Institutional Large Value	N/A	0.25% of average daily net assets